Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS THIRD QUARTER EARNINGS PER COMMON SHARE OF $2.90

NEW YORK, October 15, 2015 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $6.86 billion and net earnings of $1.43 billion for the third quarter ended September 30, 2015. Diluted earnings per common share were $2.90 compared with $4.57 for the third quarter of 2014 and $1.98 for the second quarter of 2015. Annualized return on average common shareholders’ equity (ROE) (1) was 7.0% for the third quarter of 2015 and 8.8% for the first nine months of 2015.

Highlights

•

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year-to-date, and also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year-to-date. (2)

•	Investment Banking produced year-to-date net revenues of $5.48 billion, its highest performance for the first nine months of the year since 2007.

•

Investment Management generated year-to-date net revenues of $4.65 billion, a record for the first nine months of the year. Assets under supervision (3) ended the quarter at a record $1.19 trillion, with net inflows in long-term assets under supervision of $41 billion (4) during the quarter.

•	Book value per common share and tangible book value per common share (5) of $171.45 and $162.11, respectively, were both 5% higher compared with the end of 2014.

•

The firm continues to maintain strong capital ratios and liquidity. As of September 30, 2015, the firm’s Common Equity Tier 1 ratio (6) as computed in accordance with both the Standardized approach and the Basel III Advanced approach was 12.4% (7) and 12.7% (7), respectively. In addition, the firm’s global core liquid assets (3) were $193 billion (7) as of September 30, 2015.

“We experienced lower levels of activity and declining asset prices during the quarter, reflecting renewed concerns about global economic growth,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We continue to see strong levels of activity in Investment Banking and growth in Investment Management, and looking ahead, are encouraged by the competitive positioning of our global client franchise. Our focus on serving our clients and improving operating leverage puts us in a strong position to generate superior returns for our shareholders.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.56 billion for the third quarter of 2015, 6% higher than the third quarter of 2014 and 23% lower than a strong second quarter of 2015. Net revenues in Financial Advisory were $809 million, 36% higher than the third quarter of 2014, reflecting a significant increase in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $747 million, 14% lower than the third quarter of 2014, due to significantly lower net revenues in equity underwriting, reflecting a significant decrease in industry-wide activity. This decrease was partially offset by significantly higher net revenues in debt underwriting, reflecting higher net revenues from investment-grade and leveraged finance activity. The firm’s investment banking transaction backlog increased compared with both the end of the second quarter of 2015 and the end of 2014. (3)

Institutional Client Services

Net revenues in Institutional Client Services were $3.21 billion for the third quarter of 2015, 15% lower than the third quarter of 2014 and 11% lower than the second quarter of 2015. Results for the third quarter of 2014 included a gain of $270 million related to the extinguishment of certain of the firm’s junior subordinated debt, of which $157 million was included in Fixed Income, Currency and Commodities Client Execution and $113 million in Equities ($28 million and $85 million included in equities client execution and securities services, respectively).

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.46 billion for the third quarter of 2015, 33% lower than the third quarter of 2014. Excluding the gain related to the extinguishment of debt, net revenues in Fixed Income, Currency and Commodities Client Execution were 27% lower than the third quarter of 2014, due to significantly lower net revenues in mortgages and, to a lesser extent, currencies and interest rate products. In addition, net revenues in commodities were lower. These decreases were partially offset by higher net revenues in credit products. As compared with the second quarter of 2015, Fixed Income, Currency and Commodities Client Execution operated in an environment characterized by lower levels of client activity and more challenging market-making conditions.

Net revenues in Equities were $1.75 billion for the third quarter of 2015, 9% higher than the third quarter of 2014. Excluding the gain related to the extinguishment of debt, net revenues in Equities were 18% higher than the third quarter of 2014, primarily due to significantly higher net revenues in equities client execution, reflecting significantly higher net revenues in cash products, partially offset by lower net revenues in derivatives. In addition, commissions and fees were higher, reflecting higher volumes in the United States. Excluding the gain related to the extinguishment of debt, securities services net revenues were higher, reflecting the impact of higher average customer balances. As compared with the second quarter of 2015, Equities operated in an environment characterized by a significant decrease in global equity prices and lower client activity levels.

The fair value net gain attributable to the impact of changes in the firm’s credit spreads on borrowings was $182 million ($147 million and $35 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2015, compared with a net gain of $66 million ($37 million and $29 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the third quarter of 2014.

Investing & Lending

Net revenues in Investing & Lending (8) were $670 million for the third quarter of 2015, 60% lower than the third quarter of 2014 and 63% lower than the second quarter of 2015. The decrease in net revenues compared with the third quarter of 2014 was primarily due to a significant decrease in net revenues from investments in equities, as net revenues in public equities were negatively impacted by a significant decrease in global equity prices during the third quarter of 2015. In addition, net revenues in debt securities and loans were significantly lower compared with the third quarter of 2014, reflecting lower net gains from certain investments.

Investment Management

Net revenues in Investment Management were $1.42 billion for the third quarter of 2015, 3% lower than the third quarter of 2014 and 14% lower than the second quarter of 2015. The decrease in net revenues compared with the third quarter of 2014 was due to lower incentive fees, partially offset by higher transaction revenues. During the quarter, total assets under supervision (3) increased $6 billion to $1.19 trillion. Long-term assets under supervision increased $11 billion, including net inflows of $41 billion (4) (which includes $18 billion related to an acquisition), primarily reflecting net inflows in fixed income and equity assets, partially offset by net market depreciation of $30 billion, primarily in equity assets. Liquidity products decreased $5 billion.

Expenses

Operating expenses were $4.82 billion for the third quarter of 2015, 5% lower than the third quarter of 2014 and 34% lower than the second quarter of 2015.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $2.35 billion for the third quarter of 2015, 16% lower than the third quarter of 2014. The ratio of compensation and benefits to net revenues for the first nine months of 2015 was 40.0%, compared with 42.0% for the first half of 2015 and 40.0% for the first nine months of 2014. Total staff increased 6% during the third quarter of 2015, primarily reflecting the timing of campus hires.

Non-Compensation Expenses

Non-compensation expenses were $2.46 billion for the third quarter of 2015, 8% higher than the third quarter of 2014 and 30% lower than the second quarter of 2015. The increase compared with the third quarter of 2014 reflected an increase in other expenses, due to higher net provisions for litigation and regulatory proceedings, and an increase in brokerage, clearing, exchange and distributions fees, reflecting higher transaction volumes in Equities. These increases were partially offset by lower depreciation and amortization expenses, primarily due to impairment charges during the third quarter of 2014.

Net provisions for litigation and regulatory proceedings for the third quarter of 2015 were $416 million compared with $194 million for the third quarter of 2014.

Provision for Taxes

The effective income tax rate for the first nine months of 2015 was 31.0%, essentially unchanged from 31.2% for the first half of 2015.

Capital

As of September 30, 2015, total capital was $263.52 billion, consisting of $87.70 billion in total shareholders’ equity (common shareholders’ equity of $76.50 billion and preferred stock of $11.20 billion) and $175.82 billion in unsecured long-term borrowings. As of September 30, 2015, the firm’s Standardized Common Equity Tier 1 ratio (6) was 12.4% (7) and the firm’s Basel III Advanced Common Equity Tier 1 ratio (6) was 12.7% (7), in each case reflecting the applicable transitional provisions. As of June 30, 2015, these ratios were 11.8% and 12.5%, respectively. The firm’s supplementary leverage ratio (3) on a fully phased-in basis was 5.8% (7) as of September 30, 2015, compared with 5.7% as of June 30, 2015.

On October 14, 2015, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.65 per common share to be paid on December 30, 2015 to common shareholders of record on December 2, 2015.

During the quarter, the firm repurchased 5.4 million shares of its common stock at an average cost per share of $196.00, for a total cost of $1.05 billion. On October 14, 2015, the Board of Directors of The Goldman Sachs Group, Inc. authorized the repurchase of an additional 60.0 million shares of common stock pursuant to the firm’s existing share repurchase program. The remaining share authorization under the firm’s existing repurchase program, including the newly authorized amount, is 72.1 million shares. (9)

Book value per common share was $171.45 and tangible book value per common share (5) was $162.11, both 1% higher compared with the end of the second quarter of 2015. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 446.2 million as of September 30, 2015.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $881 billion (7) as of September 30, 2015, 2% higher compared with June 30, 2015.

•

The firm’s global core liquid assets (3) were $193 billion (7) as of September 30, 2015 and averaged $193 billion (7) for the third quarter of 2015, compared with an average of $181 billion for the second quarter of 2015.

•	Level 3 assets were $27 billion (7) as of September 30, 2015, compared with $32 billion as of June 30, 2015, and represented 3.1% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Information regarding the firm’s capital ratios, risk-weighted assets, supplementary leverage ratio, total assets, level 3 assets and global core liquid assets consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 1497687 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	September 30, 2015	June 30, 2015	September 30, 2014	June 30, 2015	September 30, 2014
Investment Banking
Financial Advisory	$809	$821	$594	(1)%	36%

Equity underwriting	190	595	426	(68)	(55)
Debt underwriting	557	603	444	(8)	25

Total Underwriting	747	1,198	870	(38)	(14)

Total Investment Banking	1,556	2,019	1,464	(23)	6

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,461	1,604	2,170	(9)	(33)

Equities client execution	555	787	429	(29)	29
Commissions and fees	818	767	745	7	10
Securities services	379	443	428	(14)	(11)

Total Equities	1,752	1,997	1,602	(12)	9

Total Institutional Client Services	3,213	3,601	3,772	(11)	(15)

Investing & Lending
Equity securities	370	1,254	1,058	(70)	(65)
Debt securities and loans	300	547	634	(45)	(53)

Total Investing & Lending (8)	670	1,801	1,692	(63)	(60)

Investment Management
Management and other fees	1,212	1,245	1,214	(3)	—
Incentive fees	73	263	133	(72)	(45)
Transaction revenues	137	140	112	(2)	22

Total Investment Management	1,422	1,648	1,459	(14)	(3)

Total net revenues	$6,861	$9,069	$8,387	(24)	(18)

	Nine Months Ended		% Change From
	September 30, 2015	September 30, 2014	September 30, 2014
Investment Banking
Financial Advisory	$2,591	$1,782	45%

Equity underwriting	1,318	1,408	(6)
Debt underwriting	1,571	1,834	(14)

Total Underwriting	2,889	3,242	(11)

Total Investment Banking	5,480	5,024	9

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	6,199	7,243	(14)

Equities client execution	2,466	1,328	86
Commissions and fees	2,393	2,324	3
Securities services	1,215	1,153	5

Total Equities	6,074	4,805	26

Total Institutional Client Services	12,273	12,048	2

Investing & Lending
Equity securities	2,784	3,412	(18)
Debt securities and loans	1,356	1,881	(28)

Total Investing & Lending (8)	4,140	5,293	(22)

Investment Management
Management and other fees	3,651	3,569	2
Incentive fees	590	576	2
Transaction revenues	413	330	25

Total Investment Management	4,654	4,475	4

Total net revenues	$26,547	$26,840	(1)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	September 30, 2015	June 30, 2015	September 30, 2014	June 30, 2015	September 30, 2014
Revenues
Investment banking	$1,556	$2,019	$1,464	(23)%	6%
Investment management	1,331	1,566	1,386	(15)	(4)
Commissions and fees	859	805	783	7	10
Market making	1,730	2,309	2,087	(25)	(17)
Other principal transactions	543	1,707	1,618	(68)	(66)

Total non-interest revenues	6,019	8,406	7,338	(28)	(18)

Interest income	2,119	2,150	2,297	(1)	(8)
Interest expense	1,277	1,487	1,248	(14)	2

Net interest income	842	663	1,049	27	(20)

Net revenues, including net interest income	6,861	9,069	8,387	(24)	(18)

Operating expenses
Compensation and benefits	2,351	3,809	2,801	(38)	(16)

Brokerage, clearing, exchange and distribution fees	665	647	624	3	7
Market development	123	147	129	(16)	(5)
Communications and technology	200	203	190	(1)	5
Depreciation and amortization	222	265	301	(16)	(26)
Occupancy	182	186	212	(2)	(14)
Professional fees	253	250	220	1	15
Other expenses	819	1,836	605	(55)	35

Total non-compensation expenses	2,464	3,534	2,281	(30)	8

Total operating expenses	4,815	7,343	5,082	(34)	(5)

Pre-tax earnings	2,046	1,726	3,305	19	(38)
Provision for taxes	620	678	1,064	(9)	(42)

Net earnings	1,426	1,048	2,241	36	(36)

Preferred stock dividends	96	132	98	(27)	(2)

Net earnings applicable to common shareholders	$1,330	$916	$2,143	45	(38)

Earnings per common share
Basic (10)	$2.95	$2.01	$4.69	47%	(37)%
Diluted	2.90	1.98	4.57	46	(37)

Average common shares outstanding
Basic	449.0	451.4	455.5	(1)	(1)
Diluted	458.6	461.6	469.2	(1)	(2)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	36,900	34,900	33,500	6	10

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Nine Months Ended		% Change From
	September 30, 2015	September 30, 2014	September 30, 2014
Revenues
Investment banking	$5,480	$5,024	9%
Investment management	4,400	4,262	3
Commissions and fees	2,517	2,441	3
Market making	7,964	6,911	15
Other principal transactions	3,822	5,116	(25)

Total non-interest revenues	24,183	23,754	2

Interest income	6,304	7,470	(16)
Interest expense	3,940	4,384	(10)

Net interest income	2,364	3,086	(23)

Net revenues, including net interest income	26,547	26,840	(1)

Operating expenses
Compensation and benefits	10,619	10,736	(1)

Brokerage, clearing, exchange and distribution fees	1,950	1,832	6
Market development	409	408	—
Communications and technology	601	576	4
Depreciation and amortization	706	985	(28)
Occupancy	572	627	(9)
Professional fees	714	656	9
Other expenses	3,270	1,873	75

Total non-compensation expenses	8,222	6,957	18

Total operating expenses	18,841	17,693	6

Pre-tax earnings	7,706	9,147	(16)
Provision for taxes	2,388	2,836	(16)

Net earnings	5,318	6,311	(16)

Preferred stock dividends	324	266	22

Net earnings applicable to common shareholders	$4,994	$6,045	(17)

Earnings per common share
Basic (10)	$11.03	$13.05	(15)%
Diluted	10.84	12.69	(15)

Average common shares outstanding
Basic	451.2	461.8	(2)
Diluted	460.9	476.5	(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended
	September 30, 2015		June 30, 2015	September 30, 2014
Risk Categories
Interest rates	$46		$46	$46
Equity prices	26		28	24
Currency rates	28		30	19
Commodity prices	17		19	20
Diversification effect	(43)		(46)	(43)

Total	$74		$77	$66

Assets Under Supervision (3) $ in billions

	As of				% Change From
	September 30, 2015		June 30, 2015	September 30, 2014	June 30, 2015	September 30, 2014
Assets under management	$1,019		$1,032	$1,008	(1)%	1%
Other client assets	169		150	142	13	19

Assets under supervision (AUS)	$1,188		$1,182	$1,150	1	3

Asset Class
Alternative investments	$146		$145	$146	1%	—%
Equity	237		249	232	(5)	2
Fixed income	547		525	517	4	6

Long-term AUS	930		919	895	1	4

Liquidity products	258		263	255	(2)	1

Total AUS	$1,188		$1,182	$1,150	1	3

	Three Months Ended
	September 30, 2015		June 30, 2015	September 30, 2014
Balance, beginning of period	$1,182		$1,177	$1,142

Net inflows / (outflows)
Alternative investments	4		2	—
Equity	13		2	7
Fixed income	24		10	6

Long-term AUS net inflows / (outflows)	41	(4)	14	13

Liquidity products	(5)		(6)	7

Total AUS net inflows / (outflows)	36		8	20

Net market appreciation / (depreciation)	(30)		(3)	(12)

Balance, end of period	$1,188		$1,182	$1,150

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015

Total shareholders’ equity	$87,509	$86,105
Preferred stock	(11,200)	(10,400)

Common shareholders’ equity	$76,309	$75,705

(2)	Thomson Reuters — January 1, 2015 through September 30, 2015.

(3)

For information about the firm’s investment banking transaction backlog, assets under supervision, supplementary leverage ratio, global core liquid assets and VaR, see “Results of Operations — Investment Banking,” “Results of Operations — Investment Management,” “Equity Capital Management and Regulatory Capital,” “Liquidity Risk Management” and “Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

(4)

Includes $18 billion of fixed income, equity and alternative investments asset inflows in connection with the acquisition of Pacific Global Advisors’ solutions business for the three months ended September 30, 2015.

(5)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	September 30, 2015

Total shareholders’ equity	$87,703
Preferred stock	(11,200)

Common shareholders’ equity	76,503
Goodwill and identifiable intangible assets	(4,168)

Tangible common shareholders’ equity	$72,335

(6)

The lower of the ratios computed in accordance with the Standardized approach and the Basel III Advanced approach is the binding regulatory capital ratio for the firm. As of September 30, 2015, Common Equity Tier 1 was $72.2 billion and the firm’s risk-weighted assets calculated in accordance with the Standardized Capital Rules and the Basel III Advanced Rules were approximately $582 billion and $570 billion, respectively, each reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

(7)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2015.

(8)

Net revenues related to the firm’s consolidated investments, previously reported in other net revenues within Investing & Lending, are now reported in equity securities and debt securities and loans, as results from these activities ($99 million and $265 million for the three and nine months ended September 30, 2015, respectively) are no longer significant due to the sale of Metro International Trade Services in the fourth quarter of 2014. Reclassifications have been made to previously reported amounts to conform to the current presentation.

(9)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(10)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.01, $0.02 and $0.01 for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively, and $0.04 for both the nine months ended September 30, 2015 and September 30, 2014.